Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information, Contact:
George Lancaster, Hines
George.Lancaster@Hines.com
713-966-7676

HMS Income Fund, Inc. Announces 2013 Annual Meeting Date

HOUSTON, TX, April 12, 2013 – HMS Income Fund, Inc. (the “Company”) today announced that its 2013 annual meeting of stockholders will be held at 9:00 a.m. Central Time on Wednesday, August 7, 2013. The meeting will be held at the Williams Tower Conference Center, Level 2 – Uptown Room, 2800 Post Oak Boulevard, Houston, Texas 77056. Stockholders of record as of the close of business on May 10, 2013 will be entitled to notice of and to vote at the annual meeting.

The deadline for stockholders to submit stockholder proposals for inclusion in the proxy materials for the 2013 annual meeting is the close of business on Friday, May 10, 2013. Such proposals should be delivered to the following address: HMS Income Fund, Inc., 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6118, Attention: Ryan T. Sims, Secretary, and shall be in the form described in Article II, Section 11 of the Company’s Amended and Restated Bylaws.

About HMS Income Fund, Inc.

HMS Income Fund, Inc. is a publicly registered, non-traded business development company. HMS Income Fund, Inc. is a specialty finance company that was formed to make debt and equity investments in middle market companies. HMS Income Fund, Inc.’s primary investment objective is to generate income through debt and equity investments and a secondary objective is to generate long-term capital appreciation through such investments. HMS Income Fund, Inc. is managed by HMS Adviser LP, and is currently sub-advised by Main Street Capital Corporation, a New York Stock Exchange listed BDC. For more information, please visit www.hinessecurities.com.

Forward-Looking Statements

This press release may contain certain forward looking statements, including intentions, beliefs, expectations or projections relating to items such as the timing of payment of distributions. Such statements are based on current expectations and assumptions with respect to, among other things, future economic, competitive and market conditions and future business decisions that may prove incorrect or inaccurate.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements and some of these factors are enumerated in the filings HMS Income Fund, Inc. makes with the Securities and Exchange Commission. HMS Income Fund, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.